Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	February 9, 2009
Rowan Enters Agreement with Steel Partners to
Nominate and Support Steel Partners Designee for Election to Board
Expanding to a 12-Member Board
HOUSTON, TEXAS — Rowan Companies, Inc. (“Rowan” or the “Company”) (NYSE: RDC) and Steel Partners II, L.P. (“Steel Partners”), Rowan’s largest shareholder, announced that they have entered into a letter agreement, under which Rowan’s Board of Directors has agreed to nominate one new member designated by Steel Partners to the Board of Directors for election at Rowan’s 2009 Annual Meeting of Stockholders to be held on May 5, 2009. The Board will recommend and solicit proxies for the election of the new Steel Partners designee together with three other nominees to be chosen by the Board. Immediately before the election, Rowan will expand the size of the Board from 11 members to 12 members.
As part of the agreement, both parties agreed that either the newly appointed Steel Partners designee or John J. Quicke, a current director, will serve on the Audit Committee of the Board and the other will serve on the Compensation Committee of the Board, effective immediately following the 2009 Annual Meeting.
Matt Ralls, President and Chief Executive Officer of Rowan, said, “We welcome the Steel Partners’ designees on our Board of Directors and look forward to their contributions. We will continue to work together constructively to enhance shareholder value.”
Rowan Companies, Inc. is a worldwide provider of contract drilling services utilizing a fleet of 22 high-spec offshore jack-up rigs and 31 deep-well land drilling rigs. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. For more information on Rowan, please visit www.rowancompanies.com.
This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, capital markets conditions, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.
Contact:
Suzanne M. McLeod
Director of Investor Relations
(713) 960-7517
smcleod@rowancompanies.com
2800 Post Oak Blvd., Suite 5450 Houston, Texas 77056
Tel: (713) 621-7800 Fax: (713) 960-7509